Exhibit 10.1

EMPLOYMENT AGREEMENT

This is an Employment Agreement (“Agreement”) entered into between EQUITABLE RESOURCES, INC. (“Equitable” or the “Company”) and JOSEPH E. O’BRIEN (“Mr. O’Brien”).

WHEREAS, Mr. O’Brien has agreed to step down from the position of Senior Vice President as of January 1, 2009 (at which time his status as an officer of Equitable will cease); and

WHEREAS, Mr. O’Brien has agreed to facilitate a smooth transition of his current duties to the Vice President & General Counsel and the Vice Presidents of Land for the remainder of calendar year 2008; and

WHEREAS, Mr. O’Brien will retire from Equitable as of January 2, 2009.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.             The term of this Agreement is from October 6, 2008 through January 1, 2009.  During that period, Mr. O’Brien will continue to hold the position of Senior Vice President for Equitable.  Effective January 2, 2009, Mr. O’Brien will retire from Equitable, at which time his full-time employment with Equitable will terminate.

2.             For the remainder of calendar year 2008, Equitable shall continue to pay Mr. O’Brien’s base salary at his current annual salary rate of $285,000, to be paid in bi-weekly payments.  During that same period, Equitable shall also continue Mr. O’Brien as a participant in Equitable’s health and welfare benefits programs based upon his current elections and at the current employee co-payments.  Consistent with 2007, the Company shall reimburse Mr. O’Brien for his reasonable 2008 commuting and living expenses, including a tax gross-up. The expense reimbursements provided herein shall be payable on the date(s) provided in Equitable’s standard payroll and reimbursement procedures with respect to such expense reimbursements.  Notwithstanding the foregoing sentence, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made not later than the end of Mr. O’Brien’s taxable year following the taxable year in which the expense was incurred; provided, further that, if Mr. O’Brien is a “Specified Employee” of Equitable under Section 409A of the Internal Revenue Code at the time of his separation from service, no such payments or reimbursements may be made to him or on Mr. O’Brien’s behalf until the first day following the six-month anniversary of his separation from service.  The amount of reimbursable expenses incurred in one taxable year of Mr. O’Brien shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.  Mr. O’Brien agrees and understands that his access to the office space located at Jefferson Park, Massachusetts shall cease on October 31, 2008. From such date through January 1, 2009, Mr. O’Brien shall work from his home office or such other location as may be appropriate to fulfill his obligations to the Company.

3.             It is understood and agreed that the Compensation Committee of the Board of Directors will consider payment of an award to Mr. O’Brien under and pursuant to the terms of the 2008 Executive Short-Term Incentive Plan (“2008 ESTIP”) in an amount not to exceed $75,000 in the aggregate and that Mr. O’Brien is not eligible to receive a bonus payment under the 2008 Short-Term Incentive Plan (“2008 STIP”).

4.             Assuming Mr. O’Brien remains employed by Equitable through December 31, 2008 under the terms of this Agreement, Mr. O’Brien shall remain a participant in, and he or his estate (in the event of his death or his becoming Disabled as defined in the 2005 EPIP (as hereinafter defined) prior to January 1, 2009) will receive 100% of the 2005 Executive Performance Incentive Program (“2005 EPIP”) payment, contingent upon achievement of the performance criteria set forth therein and paid as specified in the 2005 EPIP.  His financial rewards under the 2005 EPIP remain subject to the terms and conditions of the 2005 EPIP, as it may be amended from time to time.  The Compensation Committee of the Board of Directors has reviewed and approved this Agreement, including Mr. O’Brien’s continuing participation in the 2005 EPIP.

5.             Assuming Mr. O’Brien remains employed by Equitable through such date under the terms of this Agreement, the restricted stock award (including accrued dividends) granted on April 14, 2006 shall fully vest on December 31, 2008.  The options and performance share units granted to Mr. O’Brien on August 5, 2008 shall be forfeited upon execution and delivery of this Agreement.

6.             On the terms and subject to the conditions set forth on Exhibit B hereto, Mr. O’Brien agrees to participate in an Executive Alternative Work Arrangement (“EAWA”) beginning January 2, 2009.  The parties intend that the level of bona fide services the employee will perform after completion of full-time employment will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.  Mr. O’Brien shall execute and deliver the Supplemental Release in the form attached hereto as Exhibit C on January 2, 2009.

7.             Mr. O’Brien agrees not to act as an employment reference for any active employee of Equitable during the term of this Agreement.

8.             Mr. O’Brien agrees not to reapply or to seek to become reemployed by Equitable or any of Equitable’s subsidiaries or affiliates at any time in the future.

9.             It is understood and agreed that an internal announcement regarding the above described changes will be made on a mutually agreeable date, and the content of that announcement will be substantially similar to the language appearing on Exhibit A hereto.

10.           Mr. O’Brien’s employment cannot be terminated prior to January 2, 2009 for any reason other than Cause (as defined below).

(a)           Solely for purposes of this Agreement, “Cause” shall mean:

(i) commission of an act of moral turpitude or fraud; (ii) willful engagement in conduct which is demonstrably injurious to the Company and/or its reputation; or (iii) the willful refusal to fulfill his responsibilities described in the second “Whereas” clause above or any other willful violation(s) of his contractual obligations to the Company, including his contractual obligations set forth elsewhere in this Agreement.

(b)           The definition of “other cause” under the 2005 EPIP shall be construed the same as the definition of “Cause” herein with respect to any termination of Mr. O’Brien’s employment prior to January 2, 2009.

11.           Each party agrees not to make any negative or disparaging comments to the media, to any employees or former employees of Equitable, or to any other members of the public regarding the other party or regarding any of Equitable’s directors or officers, except as may be compelled by applicable law.

12.           Mr. O’Brien acknowledges and agrees that his employment with Equitable necessarily involved his knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries and affiliates.  Accordingly, he agrees that during the term of this Agreement and for so long as the information remains confidential after the effective date of his termination from employment, he will not, directly or indirectly, without the express written permission of the Company (unless directed by applicable legal authority having jurisdiction over him) disclose or use, or knowingly permit to be disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company and its subsidiaries (a) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries; (b) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries; or (c) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  Mr. O’Brien acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

13.           In consideration for Equitable’s commitments herein, Joseph E. O’Brien, on behalf of himself, his heirs, representatives, estates, successors and assigns, does hereby irrevocably and unconditionally release and forever discharge Equitable Resources, Inc., its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all manner of suits, actions, causes of action, damages and claims, known and unknown, that Mr. O’Brien has or may have against any of the Releasees for any acts, practices or events up to and including the date he signs this Agreement and the continuing effects thereof, except for the performance of the provisions of this Agreement, it being the intention of Mr. O’Brien to effect a general release of all such claims.  This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, the Massachusetts Law Against Discrimination, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Mr. O’Brien’s employment with Equitable or his separation from employment with Equitable.  Mr. O’Brien also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing him in connection with this Agreement or in connection with any matter released in this Agreement.

14.           The parties understand that this Agreement does not prohibit Mr. O’Brien from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act or the Equal Pay Act.  Mr. O’Brien, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with Equitable.  This means that by signing this Agreement, Mr. O’Brien will have waived any right he had to obtain a recovery if an administrative agency pursues a claim against Equitable or any of the Releasees based on any actions taken by any of the releasees up to the dates of the signing of this Agreement, and that Mr. O’Brien will have released the Releasees of any and all claims of any nature arising up to the dates of the signing of this Agreement.

15.           Mr. O’Brien expressly warrants that he was advised to consult with an attorney prior to executing this Agreement.  He acknowledges that he has been afforded the opportunity to consider this Agreement for a period of at least twenty-one calendar days, which is a reasonable period of time, that he has carefully read this Agreement, that he understands completely its contents and that he has executed the same of his own free will, act and deed.  If Mr. O’Brien signs this Agreement in less than twenty-one calendar days, he acknowledges that he has thereby waived his right to the full twenty-one day period.

16.           Mr. O’Brien will have a period of seven calendar days following his execution of this Agreement to revoke it, and this Agreement will not be effective or enforceable prior to the expiration of that seven-day revocation period.  If Mr. O’Brien does not advise Charlene Petrelli, Vice President & Chief Human Resources Officer, 225 North Shore Drive, Pittsburgh, PA  15212 in writing that he revokes this Agreement within seven calendar days of his execution of it, he understands that this Agreement will be effective and enforceable.

17.           The Exhibits hereto are incorporated herein and are an integral part hereof.  The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

18.           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and Mr. O’Brien’s heirs, representatives, and estate.

19.           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

20.           This Agreement contains the entire agreement between the parties and it supersedes all prior agreements and understandings between Equitable and Mr. O’Brien with respect to the subject matters hereof (oral or written), including but not limited to the Change of Control Agreement dated September 1, 2002 and the Noncompete Agreement dated January 30, 2001, except that it is understood and agreed that the covenants as to non-competition and non-solicitation contained in Section 2 of the Noncompete Agreement, along with the “Certain Remedies” provisions in Section 5 of that Noncompete Agreement, remain in effect as modified herein through the commencement of Mr. O’Brien’s Executive Alternative Work Arrangement employment status and shall terminate upon such commencement.  Accordingly, upon execution of this Agreement, Mr. O’Brien understands and agrees that he will have no continuing rights under the Change of Control Agreement or the Noncompete Agreement except as expressly stated herein, and that otherwise those agreements shall have no further force or effect.  It is further understood that the Indemnification Agreement between the Company and Mr. O’Brien dated January 18, 2001 shall remain in full force and effect.

21.           This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQUITABLE RESOURCES, INC.

By:	/s/ Charlene Petrelli	/s/ Joseph E. O’Brien
Joseph E. O’Brien
Charlene Petrelli
10/31/08
Vice President &		Date
Chief Human Resources Officer
Address:
10/31/08
Date

EXHIBIT A

ORGANIZATIONAL ANNOUNCEMENT

The following communication is being sent on behalf of Murry Gerber – Chairman & Executive Officer:

Joseph E. “Ted” O’Brien – Senior Vice President – has announced his intention to retire from Equitable Resources, effective January 2, 2009.  On behalf of the Board of Directors and management team of the company, I want to express our gratitude for Ted’s 15 years of service.

Ted has made many contributions to Equitable, including serving as President, Supply & Midstream and President, NORESCO.

Between now and year end, Ted will transition the management of the Environmental and Safety function to Lew Gardner, Vice President & General Counsel.

Please join me in wishing Ted well in retirement.

EXHIBIT B

EXECUTIVE ALTERNATIVE WORK ARRANGEMENT EMPLOYMENT TERMS

1.             The term of this Exhibit B is for the one-year period commencing on the day after Employee’s full-time status with Equitable ceases.  During that period, Employee will hold the position of an Executive Alternative Work Arrangement employee of Equitable.  Employee’s status as Executive Alternative Work Arrangement (and this one-year Exhibit) will automatically renew annually unless either party terminates this Exhibit B by written notice to the other not less than 30 days prior to the renewal date.  The automatic annual renewals of this Exhibit B will cease, however, at the end of five years of Executive Alternative Work Arrangement employment status.

2.             During each one-year period in Executive Alternative Work Arrangement employment status, Employee is required to provide no less than 100 hours of service to Equitable.  Additionally during each one-year period, Employee will make himself/herself available for up to 300 more hours of service upon request from the Company.  With respect to the first 400 hours of service annually, those hours will occur during the Company’s regularly scheduled business hours (unless otherwise agreed by the parties), and no more than fifty hours will be scheduled per month (unless otherwise agreed by the parties).

3.             Employee shall be paid an hourly rate of $137.02 for Employee’s actual services provided under this Exhibit B, provided however that if Employee works in excess of 400 hours in a one-year period, the hourly rate payable for hours worked in excess of 400 per year will be a rate which is mutually agreed to by Employee and the Company.  Employee shall submit monthly time sheets in a form agreed upon by the parties, and Employee will be paid on regularly scheduled payroll dates in accordance with the Company’s standard payroll practices following submission of his/her time sheets.    If either party terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof, no additional cash compensation will be paid to Employee.  The Company shall not provide (or reimburse the costs of) any office space or administrative support in conjunction with the Employee’s performance of services hereunder.  Employee shall be entitled to reimbursement of his reasonable permitted business expenses on a basis consistent with all employees of the Company.  Employee shall advise the Company in writing of the location of his tax home so that the Company can determine the correct tax treatment of any travel expense reimbursement. In the event that any of his travel expenses are or become subject to income tax, the Company shall, in addition to reimbursing such costs, provide a gross-up therefore on a basis consistent with 2008; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred.  The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of payments or reimbursable expenses in a different taxable year, and such payments or reimbursements shall not be subject to liquidation or exchange for another benefit.

4.             Employee shall be eligible to continue to participate in the group medical, prescription drug, dental and vision programs in which Employee participated immediately before the classification change to Executive Alternative Work Arrangement (as such plans might be modified by the Company from time-to-time), but Employee will be required to pay 100% of the Company’s premium rates to the carriers (the active employee premium rates as adjusted year-to-year) for participation in such group insurance programs.  If Employee completes five years of Executive Alternative Work Arrangement employment status or if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 15 hereof, Employee will be allowed to participate in such group insurance programs at 100% of the then-applicable active employee premium rates until Employee reaches age 65 even though Employee is no longer employed by Equitable.

5.             During the term of this Exhibit B, Employee will continue to receive service credit for purposes of calculating the value of the Medical Spending Account.

6.             Employee shall not be eligible to participate in the Company’s life insurance and disability insurance programs, 401(k) Plan, Employee Stock Purchase Plan (due to employment of 20 hours or less per week), or any other retirement or welfare benefit programs or perquisites of the Company.  Likewise, Employee shall not receive any paid vacation, paid holidays or car allowance.

7.             Employee is not eligible to receive bonus payments under any short-term incentive plans of Equitable, and is not eligible to receive any awards under Equitable’s long-term incentive plans, programs or arrangements.

8.             Employee shall continue to have Blackberry (or its equivalent) service and reasonable access to the Company’s Help Desk during the term of this Exhibit B or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 15 hereof, through the fifth anniversary hereof; provided, however, if the provision of such service will result in taxable income to Employee, then no such taxable service shall be provided until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code.

9.             Employee shall receive tax and financial planning services from the respective teams of Metz Lewis and Hawthorn (or equivalent tax preparers and financial planners approved by the Company) during the term of this Exhibit B or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 15 hereof, through the fifth anniversary hereof, in an amount not to exceed $15,000 per calendar year, to be paid directly by the Company in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred.  The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of payments or reimbursable expenses in a different taxable year, and such payments or reimbursements shall not be subject to liquidation or exchange for another benefit.

10.           During the term of this Exhibit B, Employee shall maintain an ownership level of Company stock equal to not less than one-half of the value last required as a full-time Employee.  In the event that at any time during the term of this Exhibit B Employee does not maintain the required ownership level, Employee shall promptly notify the Company and increase his or her ownership to at least the required level.  Any failure of Employee to maintain at least the required ownership level for more than three months during the term of this Exhibit B shall constitute and be deemed to be an immediate termination by Employee of his Executive Alternative Work Arrangement.

11.           This Exhibit B sets forth all of the payments, benefits, perquisites and entitlements to which Employee shall be entitled upon assuming Executive Alternative Work Arrangement employment status.  Except as provided in section 2 of this Exhibit B, employee shall not be entitled to receive any gross-up payments for any taxes or other amounts with respect to amounts payable under this Exhibit B.

12.           Nothing in this Exhibit B shall prevent or prohibit the Company from modifying any of its employee benefits plans, programs, or policies.

13.           Non-Competition and Non-Solicitation.  (a) The covenants as to non-competition and non-solicitation contained in Section 13(b) shall commence and remain in effect throughout Employee’s employment with Equitable in Executive Alternative Work Arrangement employment status and for a period of no less than twelve (12) months after the termination of Employee’s employment as an Executive Alternative Work Arrangement employee.  It is understood and agreed that if Employee’s employment as an Executive Alternative Work Arrangement employee terminates in the midst of any one-year term for any reason, the covenants as to non-competition and non-solicitation contained in Section 13(b) shall remain in effect throughout the full one-year term of said Executive Alternative Work Arrangement and for a period of twelve (12) months thereafter.

(b) Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company.  Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that the Employee acquired or was privy to confidential information regarding such services, products or businesses.  Employee acknowledges that this restriction will prevent the Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean (i) any states in which the Company has a regulated-utility operation, which may change from time to time, but as of the effective date of this Exhibit B are Pennsylvania, West Virginia and Kentucky; or (ii) any states in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (iii) any state in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iv) any state investigated by the Company as a possible jurisdiction in which to conduct any of the business activities described in subparagraphs (i) through (iii) above within the last two (2) years prior to the end of Employee’s employment with the Company.

Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; or (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, in either case, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

Employee shall not (directly or indirectly) on his or her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

The parties hereto agree that through the later of December 31, 2009 or if Employee ceases to perform services hereunder prior to December 31, 2009 through the one year anniversary of such cessation (the “Energy Services Termination Date”), the services or products being provided or which are being produced or developed by the Company shall be deemed to include the provision of energy services (including project development and engineering analysis, construction management, project financing, equipment operation and maintenance, energy savings metering, monitoring and verification, and facilities management (developing and operating private power, cogeneration and central plan facilities)) (collectively “Energy Services”).  The parties further agree that notwithstanding anything to the contrary in Section 13(a) hereof the foregoing covenants as to non-competition and non-solicitation related solely to Energy Services shall terminate on the Energy Services Termination Date.

14.           Confidential Information and Non-Disclosure.  Employee acknowledges and agrees that Employee’s employment by Equitable necessarily involves Employee’s knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, Employee agrees that at all times during the term of this Exhibit B and for as long as the information remains confidential after the termination of Employee’s employment, Employee will not, directly or indirectly, without the express written authority of the Company (unless directed by applicable legal authority having jurisdiction over Employee) disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of Employee, any person, corporation or other entity other than the Company and its subsidiaries (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries; (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries; or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

15.           Equitable may terminate this Exhibit B and Employee’s employment at any time for Cause.  Solely for purposes of this Exhibit B, “Cause” shall mean:

i.              commission of an act of moral turpitude, fraud, misappropriation or embezzlement in connection with the performance of Employee’s duties;

ii.             failure to substantially and/or satisfactorily perform assigned duties; or

iii.            a violation of any provision of this Exhibit B or express significant policies of the Company.

16.           It is understood and agreed that upon Employee’s discontinuation of full-time employment and transition to Executive Alternative Work Arrangement employment status hereunder, the Change of Control Agreement dated September 1, 2002 (the “Change of Control Agreement”) and the Noncompete Agreement dated January 30, 2001 (the “Noncompete Agreement”) shall terminate and have no further force or effect.

17.           The provisions of this Exhibit B are severable.  To the extent that any provision of this Exhibit B is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

18.           The Employee acknowledges and agrees that:  (i) this Exhibit B is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Exhibit B are reasonable; (iii) the Employee has no intention of competing with the Company in violation of the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Exhibit B is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Exhibit B.

19.           The Employee stipulates and agrees that any breach of Sections 13 or 14 of this Exhibit B by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the provisions of Sections 13 and 14 hereof.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, (i) the duration of any violation of Section 13 shall be added to the term of the restricted period specified in Section 13, and (ii) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.  Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.

20.           This Exhibit B shall be binding upon and inure to the benefit of the successors and assigns of the Company and Mr. O’Brien’s heirs, representatives, and estate.

21.           This Exhibit B shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  For the purpose of any suit, action or proceeding arising out of or relating to this Exhibit B, Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania.  Employee agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to

Employee at the address set forth below the signature block of the Employment Agreement to which this Exhibit B is attached (or such other address as Employee shall provide to Company in writing).  Employee irrevocably waives any objection which he may now or hereafter has to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon Employee.  Nothing in this Exhibit B will be construed to prohibit service of process by any other method permitted by law.  The provisions of this Section will not limit or otherwise affect the right of the Company to institute and conduct an action in any other appropriate manner, jurisdiction or court.  The Employee agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

22.           Except for the Employment Agreement to which this Exhibit B is attached and for the Indemnification Agreement between the Company and Mr. O’Brien dated January 18, 2001, this Exhibit B supersedes all prior agreements and understandings between Equitable and Employee with respect to the subject matter hereof (oral or written), including but not limited to the Change of Control Agreement and the Noncompete Agreement.

23.           This Exhibit B may not be changed, amended, or modified except by a written instrument signed by both parties, provided that the Company may amend this Exhibit B from time to time without Employee’s consent to the extent reasonably necessary to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

EXHIBIT C

SUPPLEMENTAL RELEASE

I, Joseph E. O’Brien, on behalf of myself, my heirs, representatives, estates, successors and assigns, do hereby irrevocably and unconditionally release and forever discharge Equitable Resources, Inc., its predecessors, subsidiaries, affiliates, and benefits plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all claims, known and unknown, that I have or may have against any of the Releasees for any acts, practices or events occurring during the period from the date I signed the 2008 Employment Agreement (copy attached) up to and including the date I sign this Supplemental Release.  This Supplemental Release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, the Massachusetts Law Against Discrimination, and other federal, state and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state, federal or local law claims of any other kind whatsoever, including claims for the fees, costs and expenses of any and all attorneys who have at any time or are now representing me in connection with this Supplemental Release or in connection with any matter released in this Supplemental Release.  It is understood, however, that this release does not include claims regarding performance of the aforementioned Employment Agreement.

Joseph E. O’Brien

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